Exhibit 10.2
SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT

THIS SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT is made as of 1
September 2020, between TELEFLEX MEDICAL EUROPE LIMITED with a registered address of IDA Business & Technology Park, Garrycastle, Athlone, Co. Westmeath, Ireland (the “Company”) and MARIO WIJKER of 1 Glenatore, Athlone N37 TD91, Ireland, (“Executive”).

BACKGROUND

A.Executive is employed by the Company as Corporate Vice President, Quality Assurance and Regulatory Affairs.

B.The purpose of this Agreement is to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of the termination of his employment under circumstances specified herein and to provide also for certain commitments by Executive respecting the Company and Group.

TERMS

THE PARTIES, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, agree as follows:

a.Definitions. The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section.

“Affiliate” of any Person means any other Person that controls, is controlled by or is under common control with the first mentioned Person.

“Agreement” preceded by the word “this” means this Senior Executive Officer Severance Agreement, as amended at any relevant time.

“Annual Incentive Plan” means the Management Incentive Plan (MIP) or Executive Incentive Plan (EIP) which are offered by the Company providing for the payment of annual bonuses to certain employees of the Company, including Executive, as such Plans may be amended from time to time or, if such Plans shall be discontinued, any similar Plan or Plans in effect at any relevant time.

“Base Salary” of Executive means the annualized base rate of salary paid to Executive as such may be increased from time to time.

“Board” means the Board of Directors of the Company.

“Business” means any and all trades or other commercial activities (including without limitation Restricted Products and/or Restricted Services) of the Company or any Group Company (a) with which Executive was concerned or involved to any material extent at any time during Relevant Period which the Company or any Group Company carries on with a view to profit; or (b) which the Company or any Group Company, at the Termination Date, had

determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which Executive possesses any Confidential Business Information as at the Termination Date.

“Cause” means (a) misappropriation of funds, (b) charge or conviction of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment is not imposed), (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole or (d) refusal to comply with clause 5 (travel requirement) of the Contract of Employment.

“Change of Control Severance Agreement” means the Executive Severance Agreement relating to termination of employment of Executive after the occurrence of a Change of Control of the Company (defined in such Agreement).

“Confidential Information” has the meaning specified in Section 7.

“Contract of Employment” shall mean the contract of employment entered into between the Company and Executive, dated 1 September 2020, as may be amended from time to time.

“Customer” means any person, firm or company with whom Executive had material or regular dealings at any time during the Relevant Period or which is, at the Termination Date, negotiating with the Company or any Group Company for the supply of any Restricted Products or the provision of any Restricted Services or to whom or which the Company or any Group Company, during the Relevant Period, supplied any Restricted Products or provided any Restricted Services.

“Employment” means substantially full-time employment of Executive by the Company or any of its Affiliates.

“Good Reason” means the occurrence of one or more of the following:

(a)A change of the principal office or work place assigned to Executive to a location more than 25 miles distant from its location immediately prior to such change.

(i)A material reduction by the Company of the executive title, duties, responsibilities, authority, status, reporting relationship or executive position of Executive; provided that if the Company sells or otherwise disposes of any part of its business or assets or otherwise diminishes or changes the character of its business, the change in the magnitude or character of the Company’s business resulting therefrom will not itself be deemed to be a reduction of Executive’s responsibilities, authority or status within the meaning of this paragraph (b).

(ii)A reduction of Executive’s Base Salary or a material reduction in the Executive’s annual target incentive opportunity under the Annual Incentive Plan.
“Group” means the Company, each Group Company and all Affiliates.

“Group Company” means Teleflex Incorporated and each of its director and indirect Subsidiaries from time to time (and for this purpose the term “Subsidiary” has the meaning given to it in section 7 of the Companies Act 2014).

“Health Care Continuation Period” means the period commencing on the Termination Date and ending on the earlier of (i) the last day of the Severance Compensation Period or (ii) the first date on which Executive is eligible to participate in a health care plan maintained by another employer.

“Insurance Benefits Period” means the period commencing on the Termination Date and ending on the earlier of (i) the last day of the Severance Compensation Period or (ii) the first date on which Executive is eligible to participate in a life and / or accident insurance plan maintained by another employer.

“Material Interest” means

(a)the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3% of the issued ordinary shares of any company whose shares are listed or dealt in on any recognised stock exchange or securities market;

(c)the direct or indirect provision of any financial assistance; or

(d)property interests, whether leasehold or freehold.
“Notice of Termination” means notice of termination under the Contract of Employment. “Performance Period” applicable to any compensation payable (in cash or other property)
under any Plan, the amount or value of which is determined by reference to the performance of participants or the Company or the fulfillment of specified conditions or goals, means the period of time over which such performance is measured or the period of time in which such conditions or performance goals must be fulfilled.

“Person” means an individual, a corporation or other entity or a government or governmental agency or institution.

“Plan” means a plan of the Company or Group for the payment of compensation or provision of benefits to employees in which plan Executive is or was, at all times relevant to the provisions of this Agreement, a participant or eligible to participate.

“Prorated Amount” has the meaning specified in Section 3(c).

“Release” has the meaning specified in Section 6.

“Relevant Period” means the 12 months prior to, and including, the Termination Date. “Restricted Period” means the period of 12 months after the Termination Date. “Restricted Area” means any area in the world where the Business was conducted at any time during the Relevant Period.

“Restricted Products” means all and any products of a kind which are or shall be dealt in, produced, marketed or sold by the Company or any Group Company in the ordinary course of the Businesses, the sale, production or marketing of which Executive was involved to any material extent at any time during the Relevant Period.

“Restricted Services” means all and any services of a kind which are or shall be provided by the Company or any Group Company in the ordinary course of the Businesses, the supply of which Executive was involved to any material extent at any time during the Relevant Period.

“Severance Compensation Period” means the period commencing on the Termination Date and continuing for a period equal to the sum of three weeks for each completed year of Employment; provided, however, that in no event shall the Severance Compensation Period be (a) less than nine months or (b) greater than 12 months; provided further that the Severance Compensation Period shall be reduced by a term equal to the notice period provided for under the Notice of Termination.

“Termination Date” means the date specified in a Notice of Termination, as may be amended by the Company, which date shall be the date Executive’s Termination of Employment occurs.

“Termination of Employment” means a cessation by the Company of Executive’s Employment for any reason, other than a cessation occurring (i) by reason of Executive's death or
(ii) under circumstances which would entitle Executive to receive compensation and benefits pursuant to the Change of Control Severance Agreement, or (iii) for Cause.

“Year of Termination” means the Year in which the Executive’s Termination Date occurs. “Year” means a fiscal year of the Company.
2.Continued Employment of Executive. The parties acknowledge that Executive’s employment by the Company is terminable on notice, or by payment of salary in lieu of notice, and subject to such terms and conditions as contained in the Contract of Employment. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.
3.Compensation upon Termination of Employment. Subject to and conditional upon Executive’s strict compliance with the terms of this Agreement, upon Termination of Employment (i) by the Company other than for Cause, or (ii) by Executive within 3 months after the occurrence of a Good Reason, Executive will receive from the Company the following payments and benefits:

(a.)Cash Bonuses for Years Preceding the Year of Termination. If any cash bonus pursuant to an Annual Incentive Plan in respect of a Performance Period which ended before the Year of Termination shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive such bonus in the amount of Executive’s award earned for the Performance Period in the form of a single lump sum cash payment on the later of the 15th day following the Termination Date or the date that is 2-1/2 months following the end of the Performance Period. Save as provided for in Section 3(c), no other bonus payment shall be payable.

(b.)Continuation of Base Salary. The Company will continue to pay Executive Base Salary as in effect immediately prior to the Termination Date for the duration of the applicable Severance Compensation Period (“Base Salary Continuation”) in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time, subject to all applicable withholdings and deductions provided, however, that if the Termination Date was preceded by a period of illness leave, then the Base Salary Continuation shall be payable by reference to Executive’s Base Salary as in effect immediately prior to the Executive’s illness leave. In the event that Executive is made redundant, then any statutory redundancy payment to which Executive is entitled shall be offset against the Base Salary Continuation payment calculated as of the Termination Date and Executive shall not be entitled to double recovery in respect of any statutory redundancy payment.

(c.)Payment of Annual Incentive Plan Award for Performance Period Not Completed Before the Termination Date. If Notice of Termination of Executive’s employment is issued by the Company before the last day, but after completion of at least six months, of a Performance Period under the Annual Incentive Plan, the Company will pay Executive the Prorated Amount of Executive’s award under the Annual Incentive Plan for that Performance Period. The amount of the award, from which the Prorated Amount is derived, shall be determined based on the degree to which each performance goal on which such award is based has been achieved at the end of the Performance Period (provided that any individual performance component shall be equal to the target award amount for such component). The “Prorated Amount” of the award means an amount equal to the portion of the award which bears the same ratio to the amount of the award as the portion of such Performance Period expired immediately before the date on which Notice of Termination of the Executive’s employment is issued by the Company bears to the entire period of such Performance Period. The amount to which Executive is entitled under this Section 3(c) shall be paid in the form of a single lump sum cash payment on the date that is 2-1/2 months following the end of the Performance Period.

(d).Outplacement. The Company shall reimburse Executive for expenses incurred for outplacement services during the period from the date on which Notice of Termination is issued to the expiration of the Severance Compensation Period, up to a gross maximum aggregate amount of €18,000 inclusive of VAT and outlay, which services shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred and although addressed to Executive the amount will be payable by the Company. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service costs incurred by Executive on or prior to the last day of the eighteenth month following the Termination Date. Any such payment may be subject to statutory deductions.

(e.)Health Care Coverage. Subject to statutory deductions, during the Health Care Continuation Period, the Company will provide health care coverage under the Company’s then-current health care Plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during that period. If not permitted under the relevant Plan, and subject to statutory deductions, the Company shall pay an amount equivalent to the cost to it of providing cover for the Executive and Executive’s spouse and eligible dependents on the same basis as if the Executive had continued to be a member of the Plan during the Health Care Continuation Period.

(f.)Life and Accident Insurance. Subject to statutory deductions and the terms, limitations and exclusions of the Plan or Plans for provision of life and accident insurance and the Company’s related policies of group insurance, during the Insurance Benefits Period the Company will provide life and accident insurance coverage for Executive comparable to the life and accident insurance coverage which Executive last elected to receive as an employee under the applicable Plan for such benefits, subject to modifications from time to time of the coverage available under such Plan or related insurance policies which are applicable generally to global executive officers. The cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to a global executive officer. The Company shall pay its share of such premiums to the applicable insurance carrier(s) on the due date(s) established by such carrier(s), but in no event later than the last day of the calendar year in which such due date(s) occurs. If not permitted under the relevant Plan, and subject to statutory deductions, the Company shall pay an amount equivalent to the cost to it of providing cover for the Executive and Executive’s spouse and eligible dependents on the same basis as if the Executive had continued to be a member of the Plan during the Health Care Continuation Period.

(g.)Taxable Benefits. The Company shall deduct all taxes and levies from any emoluments, payments or benefits provided under this Agreement (including PAYE, USC, employee’s PRSI, health contributions or any other taxes or levies which the Company and / or Group is obliged to deduct from emoluments, payments or benefits provided to Executive, but excluding employer’s PRSI). In the event that the amounts deducted are insufficient to discharge the Company’s liability, Executive hereby agrees to indemnify the Company and / or Group for all taxes, levies, interest, penalties, costs and expenses arising therefrom. The Company shall pay all interest, penalties, costs and expenses incurred due to its own negligent failure to make required deductions from Executive’s compensation. The amount payable by Executive under this Section will be such amount as will leave the Company and / or Group in the same position (after settling all taxes, levies, interest, penalties, costs and expenses), as it would have been if the correct deductions had been made from all emoluments, payments or benefits provided under this Agreement at the time such deductions were due.

4.1Deductions and Taxes. For the avoidance of doubt, all amounts payable or benefits provided by the Company pursuant to this Agreement are expressed in gross amounts and shall be subject to all applicable statutory deductions required by law as well as being reduced by any cost to be borne by the Executive. Accordingly, any such monies shall be subject to and paid net of (i) taxes withheld or deducted by the Company in accordance with the requirements of law and (ii) deductions for the portion of the cost of certain benefits to be borne by Executive. The Company reserves absolute discretion to determine the manner of which tax should be applied to any such amounts or benefits.

5.1Compensation and Benefits Pursuant to Other Agreements and Plans. Nothing in this Agreement is intended to diminish or otherwise affect Executive’s right to receive from the Company all compensation payable to Executive by the Company in respect of his Employment prior to the Termination Date pursuant to any agreement with the Company (other than this Agreement) or any Plan

6.1 Executive’s General Release and Resignation from Board of Directors. As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Section 3, the Company shall have received from Executive on the Termination Date a written resignation from the Board and as an officer and director of the Company, the Group, all of its Affiliates and a general release up to the Termination Date in substantially the form of Exhibit A and updated as necessary to reflect any changes in statutory references, relevant benefits plans as identified or such other changes as required, executed by Executive (the “Release”), and Executive shall not thereafter seek to withdraw or in any way challenge the effect or scope of the Release. If Executive fails to resign from the Board by the Company or any Affiliate by the Termination Date or fails to execute, or if Executive seeks to withdraw from the Release or to in any way challenge the effect or scope, or acts in any way to suggest he is no longer bound by the Release, no payments or benefits shall thereafter be made or provided to Executive pursuant to this Agreement, and Executive may be required to reimburse to the Company any payments or benefits received by Executive pursuant to this Agreement, but Executive’s obligations pursuant to this Agreement and Sections 7 and 8 in particular shall continue in force.

7.1Confidential Information. Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company, the Group and its Affiliates, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, technology, manufacturing and assembly methods, procedures, work instructions, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company, the Group and other distributors, customers, clients, suppliers and others who have business dealings with the Company, the Group, and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Group and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceedings. In addition to the undertakings given by Executive in this Section 7, Executive agrees that he will continue to be bound by the confidentiality provisions in clause 20 of the Contract of Employment.

8.1Restrictive Covenants.

8.1Executive acknowledges and agrees that:

8.1.1 The Group is in a unique and highly specialised business, which is international in scope with a large number of competitors;

8.1.2 The Company and Group possess a valuable body of Confidential Information and that Executive’s knowledge of that Confidential Information directly benefits Executive by enabling Executive to perform his duties;

8.1.3 During the course of Executive’s employment with the Company, Executive is likely to develop close links with customers, clients, suppliers and other employees of the Company and the Group and to have access to Confidential Information;

8.1.4 The protection of Confidential Information, intellectual property, customer connections, supplier connections, goodwill and the stability of the workforce of the Company and its Group Companies are legitimate business interests requiring protection; and

8.1.5 The disclosure of any Confidential Information to any actual or potential competitor of the Company or any Group Company would place the Company at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Company.

8.2 Without prejudice to Executive’s general duties or obligations under common law or statutory law, in order to protect the Company's legitimate business interests, Executive undertakes to the Company that he shall not, both (i) during his employment with the Company and (ii) for the duration of the Restricted Period and within the Restricted Area either directly or indirectly without the prior written consent of the Company and/or the Group:

8.2.1hold any Material Interest in any business which is or shall be wholly or substantially in competition with any of the Businesses, save that Executive may hold for investment: (i) up to 3% of any class of securities quoted or dealt in on a recognised investment exchange; and (ii) up to 10% of any class of securities not so quoted or dealt;

8.2.2hold any Material Interest in any person, firm or company which requires or might reasonably be thought by the Company or any Group Company to require Executive to disclose or make use of any Confidential Information in order to properly discharge Executive’s duties or to further Executive’s interest in such person, firm or company;
8.2.3accept, canvass or solicit the custom of or entice away (or try to entice away) from the Company or any Group Company, whether on Executive’s own behalf or on behalf of others, the custom or business for any Restricted Products or Restricted Services of

any person who is or was a Customer of the Company or any Group Company at any time during the Relevant Period and in respect of whom Executive had access to Confidential Information or with whose custom or business Executive was personally concerned or employees reporting directly to Executive were personally concerned;

8.2.4deal with or otherwise accept, in competition with the Company or any Group Company, the custom of, any person who was, during the Relevant Period, a customer or client of, or in the habit of dealing with, the Company or, as the case may be, any Group Company and in respect of whom Executive had access to Confidential Information or with whose custom or business Executive was personally concerned or employees reporting directly to Executive were personally concerned;

8.2.5interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company or any Group Company (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Company or any Group Company at any time during the Relevant Period and in respect of whom Executive had access or with whose supplies Executive was personally concerned or employees reporting directly to Executive were personally concerned;

8.2.6canvass or solicit the services of or entice away (or try to entice away) from the Company or any Group Company or engage, whether on Executive’s own behalf or on behalf of others any person with whom Executive worked, or had managerial responsibility for, at any time during the Relevant Period, and who is or was at the Termination Date (i) employed or directly or indirectly engaged by the Company or any Group Company in an executive, sales, marketing, research or technical capacity; and (ii) whose departure from the Company or any Group Company would have a material adverse effect on the business (a Restricted Person); or

8.2.7employ or engage or otherwise facilitate the employment or engagement of any Restricted Person whether or not such person would be in breach of contract as a result of such employment or engagement.

8.3Executive agrees that he will not, whether directly or indirectly:

8.3.1.after the Termination Date, use in connection with any business, any name that includes the name of the Company or any Group Company, or any colourable imitation of such names;

8.3.2.at any time during the Restricted Period, induce or seek to induce by any means involving the disclosure or use of Confidential Information, any Customer to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the Company or any Group Company;

8.3.3.at any time during the Restricted Period, represent himself or permit himself to be held out by any person, firm or company as being in any way connected with or interested in the business of the Company or any Group Company and that Executive shall take such steps as are necessary to comply with this obligation (including but not limited to amending Executive’s social media profile) provided that such steps are not inconsistent with Executive’s ongoing obligations under this Agreement; or

8.3.4.at any time during the Restricted Period, disclose to any person, firm or company or make use of any Confidential Information.

8.4Executive acknowledges and agrees that the restrictions in this clause are independent and severable and are fair and reasonable in all the circumstances. If any of the restrictions are adjudged by a court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be reasonable if any particular restriction or restrictions, or part of their wording, were deleted, such restrictions shall apply with such deletion as may be necessary to make them valid and effective.

8.5Executive agrees that if, during the continuance in force of the restrictions set out in this clause Executive receives an offer of employment, Executive will immediately provide the prospective employer with a complete and accurate copy of the restrictions set out in this clause and shall tell the Company the identity of that person as soon as possible.

8.6Executive acknowledges and agrees that the restrictions set out in this clause are reasonable and go no further than is reasonably necessary to protect the legitimate business interests of the Company and any Group Company.

8.7Nothing contained in this clause shall act to prevent Executive from using generic skills learned while employed by the Company in any business or activity which is not in competition with the Company.

8.8Executive has given the undertakings contained in this clause to the Company as trustee for itself and for each Group Company and will at the request and cost of the Company enter into direct undertakings with any Group Company which correspond to the undertakings in this clause, or which are less onerous only to the extent necessary (in the opinion of the Company or its legal advisers) to ensure that such undertakings are valid and enforceable.

8.9Upon termination of Executive’s employment, the Company may require Executive to attend an interview which shall be conducted by a representative of the Company at which the Company's representative shall review with Executive the terms of this clause and the precise nature of Executive’s obligations to the Company under this clause.

8.10For the avoidance of doubt, the period of any restrictive covenant under this clause shall be reduced by any period that Executive spends on Garden Leave immediately before termination of this Agreement.

8.11If Executive’s employment is transferred to any firm, company, person or entity other than a Group Company (i.e. a New Employer) pursuant to the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003,

Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause.

8.12Executive acknowledges that he is subject to a separate but identical restriction in the Contract of Employment, which shall run in parallel with the restriction contained in this Agreement and accepts that in the event that the restriction contained in this Agreement does not apply to him, or is deemed by a court of competent jurisdiction not to apply to him, that the restrictions contained in the Contract of Employment shall continue to apply.
9.Return of Company and Group Property. Upon a request by the Company following the issuance of Notice of Termination and, in any event, at the Termination Date, Executive will deliver to the person designated by the Company all originals and copies of all documents, information, and other property of the Company and / or Group in Executive’s possession, under Executive’s control, or to which Executive may have access. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information.

10.Cooperation. Upon and following receipt of Notice of Termination, and upon and following the Termination Date, Executive shall reasonably cooperate with the Company, and / or the Group, and their officers, employees, agents, Affiliates and lawyers in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may be anticipated or threatened (“Proceedings”). Executive shall reasonably cooperate with the Company, and / or the Group, and their officers, employees, agents, Affiliates and attorneys on any other matter (“Matters”) related to Company and/or Group business (specifically to include Teleflex Medical Incorporated and Arrow International, Inc. business) during the period in which Executive is employed by the Company. Executive shall reasonably cooperate with the Company, and / or Group and their, officers, employees, agents, affiliates and lawyers in responding to any form of media inquiry or in making any form of public comment related to the Executive’s employment, including, but not limited to, the Executive’s separation from the Company. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be reasonably requested by the Company and / or Group, and shall be within Executive’s knowledge. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable vouched and appropriate expenses Executive incurs in so cooperating, including (by way of example not by way of limitation) reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the island of Ireland. In the event Executive is made aware of any issue or matter related to the Company and / or Group, is asked by a third party to provide information regarding the Company and / or Group, or is called other than by the Company as a witness to testify in any matter related to the Company and / or Group, Executive will notify the Company immediately in order to give the Company a reasonable opportunity to respond and / or participate in such Proceeding/Matter, unless Executive is requested or required not to do so by law enforcement, or any other governmental agency or authority.

11.Equitable and Other Relief; Consent to Jurisdiction of Irish Courts.

(a)Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, the Group and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of these restrictions will result in irreparable injury to the Company and / or Group. Executive represents and acknowledges that
(i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b)Executive agrees that the Company and / or Group shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and / or Group may be entitled under applicable law. Without limiting the foregoing, Executive also agrees that payment of the compensation and benefits payable under Section 3 may be automatically ceased in the event of a breach of the covenants of Sections 7 or 8 in particular.

12. No Obligation to Mitigate Company’s Obligations. Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except to the extent provided in Subsections 3(f) and 3(g).

13.Deductions or Set-Offs. The Company reserves the right to make deductions in respect of all sums from time to time owed by Executive to the Company or any Affiliate, from Executive’s pay, bonus, allowances, expenses, or from any amounts which may be due to Executive by the Company pursuant to this Agreement. By Executive agreeing to the terms and conditions set out in this letter, Executive consents to the deduction of such sums.

14.Notices. Save where otherwise required by law, all notices and other communications given pursuant to or in connection with this Agreement shall be in writing and delivered (which may be by telefax or other electronic transmission) to a party at the following address, or to such other address as such party may hereafter specify by notice to the other party:
If to the Company, to: Teleflex Medical Europe Ltd.
IDA Business & Technology Park
Garrycastle Athlone
Co. Westmeath Ireland
Attention: General Counsel

And copy to:

Teleflex Incorporated 550 E. Swedesford Rd. Suite 400
Wayne, PA 19087 Attention: General Counsel

If to Executive, to:

Mario Wijker 1 Glenatore
Athlone, N37 TD91 Ireland

15.Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to deal with all disputes arising from or touching upon this Agreement.

16.Parties in Interest. This Agreement, including specifically the covenants of Sections 8 and 9, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

17.Entire Agreement. This Agreement and the Change of Control Severance Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of his Employment, and such Agreements supersede any prior agreements or understandings between the parties relating to the subject matter of the Change of Control Severance Agreement or this Agreement. Where Executive receives any benefit or payment provided for under this Agreement, he shall not be entitled to any benefit under the Change of Control Severance Agreement and vice versa. Under no circumstances may he be entitled to receive payment under both agreements.

18.Amendment or Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder.
19.Construction. The following principles of construction will apply to this Agreement:

(a)Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.

(b)The word “including” means “including without limitation.”

20.Headings and Titles. The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.

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EXECUTED as of the date first above written TELEFLEX MEDICAL EUROPE LTD.
By: /s/ Monika Vikander-Hegarty
Name: Monika Vikander-Hegarty
Title: Vice President Global Talent Development, JOIN & Commercial Services EMEA

EXECUTIVE:

/s/ Mario Wijker
Mario Wijker

EXHIBIT A

GENERAL RELEASE

1.I, Mario Wijker, for and in consideration of certain payments to be made and the benefits to be provided to me under the Senior Executive Officer Severance Agreement, dated as of 1 September 2020 (the “Agreement”) between me and TELEFLEX MEDICAL EUROPE LIMITED (the “Company”) and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, the Group and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, the Group or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any local law, including any claims and for the avoidance of doubt, I waive and compromise any claim I may have against the Company or the Group arising under contract (including any entitlement to bonus or expenses), common law, equity, tort (including any claim for personal injury and/or defamation), statute, statutory instrument or any treaty, regulation or directive of the European Union, including but not limited to claims under the Adoptive Leave Acts 1995 and 2005, the Carer's Leave Act 2001, the Criminal Justice Act 2011, the Data Protection Act 2018, the Employment Equality Acts 1998 to 2015, the Employment (Miscellaneous Provisions) Act 2018, the Employment Permit Acts 2003 to 2014, the European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003 to 2014, the Freedom of Information Act 2014, the Industrial Relations Acts 1946 to 2015, the Maternity Protection Acts 1994 and 2004, the Minimum Notice and Terms of Employment Acts 1973 to 2005, the National Minimum Wage Acts 2000 and 2015, the Organisation of Working Time Act 1997, the Paternity Leave and Benefit Act 2016, the Parental Leave Acts 1998 to 2019, the Payment of Wages Act 1991, the Pensions Acts 1990 to 2015, the Protection of Employees (Fixed-Term Work) Act 2003, the Protection of Employees (Part Time Work) Act 2001, the Protection of Employment Acts 1977 to 2014, the Protection of Employees (Temporary Agency Work) Act 2012, the Protection of Employment (Exceptional Collective Redundancies and Related Matters) Act 2007, the Protection of Young Persons (Employment) Act 1996, the Protected Disclosures Act 2014, the Redundancy Payments Acts 1967 to 2014, the Safety, Health and Welfare at Work Acts 2005 to 2014, the Terms of Employment (Information) Acts 1994 to 2014, the Unfair Dismissals Acts 1977 to 2015, the

Workplace Relations Act 2015, and all other legislation relating to employment and its termination, the common law or otherwise all as amended, and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under the Company and / or Group plans in which I participated and under which I have accrued and become entitled to a benefit (including indemnification and / or reimbursement to the extent provided under the Company’s Certificate of Incorporation, bylaws or applicable insurance policies) based on my actual service with the Company other than under any Company separation or severance plan or programs.

Finally, I waive and compromise any claim to take a personal injury claim against the Company, the Group, any director, member or employee.

2.Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3.I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on __________, 2 . I also hereby agree and recognize that I have resigned from my position as a member of the Board of Directors of the Company, the Group as well as its subsidiaries and affiliates, on ___________, 2_. The Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4.I hereby agree and acknowledge that the payments and benefits provided to me by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any law, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5.I hereby acknowledge that nothing in this Release shall prohibit or restrict me from:
(i) making any disclosure of information required by law or as directed by the Company. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the income tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

6.I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my solicitor, that the Company have offered to make a contribution to the costs incurred in taking such legal advice, that I have received the independent legal advice of [insert name of solicitor] and that I understand its terms and effects and, in particular, its effect on my ability to pursue my rights to bring a claim or claims before the District Court, Circuit Court, High Court, Court of Appeal, Supreme Court, the Workplace Relations Commission, the Labour

Court or any other court or tribunal against the Company or any Group Company and/or any of their shareholders, directors or employees in respect of my employment and/or the termination of my employment. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein. I further certify that I have entered into this Agreement without any coercion of any description.

7.I hereby further acknowledge that the terms of Sections 7 and 8 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations. I further acknowledge that the payment due to me during the Severance Compensation Period are strictly subject to my compliance (to the reasonable satisfaction of the Company) with the terms of this Agreement, but in particular Sections 7 and 8.

8.This Release may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Intending to be legally bound hereby, the Company and I execute the foregoing Release as a Deed this ___day of ______, 20_.

PRESENT when the Common Seal of TELEFLEX MEDICAL EUROPE LIMITED.
was affixed hereto:

________________________________

Director

________________________________

Director / Company Secretary

SIGNED and DELIVERED by Mario Wijker
in the presence of:

Witness signature:    _______________________

Witness name :    _______________________

Witness address:    _______________________